Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)— February 17, 2015

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.015796 per unit, payable on March 13, 2015 to unitholders of record on February 27, 2015.  The distribution primarily represents oil production during the month of November 2014 and natural gas production during October 2014.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	78,027	432,627	$69.92	$3.94
Prior Month	81,868	428,266	$76.79	$4.17

Oil cash receipts for the properties underlying the Trust totaled $5.5 million for the current month, a decrease of $0.8 million from the prior month calculation.  The decrease was primarily due to a 10 percent decline in NYMEX oil prices as well as decreased sales volumes resulting from one less production day in November.

Natural gas receipts decreased $0.1 million from the prior month, totaling $1.7 million, primarily as a result of decreased NYMEX gas prices.

The current distribution includes receipts from 17 Rocker B wells producing through November 2014.  In total, the 17 Rocker B wells contributed $0.6 million of oil cash receipts for the current distribution period.  Total average daily oil sales volumes for the current distribution period for the properties underlying the Trust were approximately 2,600 Bbls/D, of which 260 Bbls/D are attributable to the Rocker B wells.

Capital expenditures included in the current month distribution totaled $2.5 million and relate to expenses incurred during December 2014.  Of this amount, approximately $1.4 million of capital expenditures are related to the Wolfcamp activity in the Midland Basin.  Through December, capital incurred for projects to date in the Wolfcamp Rocker B program totaled $26.0 million, or $20.8 million net to the Trust’s 80% net profits interest.

Wolfcamp Production Results and Activity Update

To date, Enduro Resource Partners LLC (“Enduro”) has received and participated in 20 gross well proposals received from Pioneer Natural Resources, all of which are currently producing.

The following table displays the 24-hour peak gross flowback rate and 30-day IP rate for those wells for which rates have not been previously announced:

Well Name	Enduro Working Interest	Enduro Net Revenue Interest	First Production Date	24-Hour IP Rate (BOE/D)	30-Day IP Rate (BOE/D)
Rocker B 61H	12.50%	9.375%	12/15/2014	605	248
Rocker B 62H	12.50%	9.375%	12/14/2014	835	380

Lost Tank Field Update

As previously disclosed, in late 2012, Enduro elected to participate in two Permian oil wells drilled by Occidental Petroleum in the Lost Tank field in southeastern New Mexico, in which Enduro owns a 50% working interest. The wells were spud in December 2012; however, due to delays including takeaway capacity for associated gas volumes and completion delays on one well, the wells are not currently producing.

The first well which was completed, the Lost Tank 4 Federal 22, continues to experience delays due to a stuck packer in the well, and at this time, Occidental Petroleum has updated its plans to clean out the well with coil tubing and produce through the packer later in 2015. The second well, the Lost Tank 4 Federal 23, was completed in February 2015 and is currently waiting on state permit approval to begin producing with expectations to be flowing to sales in March 2015.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico.  As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions.  These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received is significantly affected by prevailing commodity prices, which have dropped considerably over the past several months and remain highly volatile. Significant decreases in commodity prices could result in less cash available for distribution in future periods.  Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Initial production rates may not be indicative of future production rates and are not indicative of the amounts of oil and gas that a well may produce. Statements made in this press release are qualified by the cautionary statements made in this press release.  Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release.  An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 11, 2014.  The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555